       As filed with the Securities and Exchange Commission on May 2, 1996

                                                  Registration No. 33-
                                                                      ----

- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                                  CHATTEM, INC.
             (Exact name of registrant as specified in its charter)

             TENNESSEE                                 62-0156300
    (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)                Identification No.)

                              1715 WEST 38TH STREET
                          CHATTANOOGA, TENNESSEE 37409
                                 (423)  821-4571
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

ZAN GUERRY, PRESIDENT           A. ALEXANDER TAYLOR, II, ESQ.
CHATTEM, INC.                   MILLER & MARTIN
1715 WEST 38TH STREET           1000 VOLUNTEER BUILDING
CHATTANOOGA, TENNESSEE 37409    CHATTANOOGA, TENNESSEE 37402
(423) 821-4571                  (423) 756-6600
                 (Name, address, zip code and telephone number,
                   including area code, of agents for service)

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after this registration statement
                               becomes effective.
                                -----------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /x/

                                -----------------

                         CALCULATION OF REGISTRATION FEE
===========================================================================
                                   Proposed        Proposed
Title of each                       Maximum         maximum
  class of                         offering        aggregate    Amount of
securities to    Amount to be      price per        offering  registration
be registered   registered (1)     share (2)       price (2)       fee
- -------------   --------------     ---------      ----------    ---------
Common Stock,
without par
value           775,792 shares      $6.4375       $4,994,161     $1,722
===========================================================================

(1) All securities subject to this Registration Statement are being registered on behalf of selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the maximum aggregate offering price and the registration fee have been calculated based on $6.4375, the average of the high and low prices of the Common Stock as reported by NASDAQ for trading on April 30, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED MAY 2, 1996

- --------------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
- -------------------------------------------------------------------------------

PROSPECTUS

                                  CHATTEM, INC.

                         775,792 Shares of Common Stock

          This Prospectus relates to 775,792 shares of Common Stock, without par value, of Chattem, Inc. (the "Company"), which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds of such sales. All expenses (other than commissions and discounts of brokers, dealers or agents) incurred in connection with this offering, estimated to be $20,000, will be borne by the Company.

          It is anticipated that the Selling Shareholders may sell all or a portion of the shares offered by this Prospectus from time to time in one or more transactions on the NASDAQ National Market System at prevailing market prices or at prices related to prevailing market at the time of such sales, in block transactions, in negotiated transactions or by a combination of methods of offering. The Selling Shareholders may also make private sales at negotiated prices directly or through one or more brokers. The distribution of such shares may occur over an extended period of time. The Sellling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by any such agent may be deemed to be underwriting commissions under the Securities Act.

          The Common Stock of the Company is traded on the NASDAQ National Market System under the symbol "CHTT." On April 30, 1996, the last reported sale price of the Company's Common Stock on the NASDAQ National Market System was $6.625 per share.

          Investment in the Common Stock offered hereby involves certain risks. See "Risk Factors."

                                -----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                   The date of this Prospectus is May __, 1996
- --------------------------------------------------------------------------------

                              AVAILABLE INFORMATION

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. The Company's common stock is listed on the National Association of Security Dealers Inc.'s Automated Quotation System National Market System under the symbol "CHTT."

          The Company has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments and exhibits thereto called the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents previously filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this
Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended November 30, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the three months ended February 29, 1996; and

          (3) The Company's Current Report on Form 8-K dated April 29, 1996; and

          (4) The description of the Company's Common Stock as set forth in the Company's Amended and Restated Charter filed as an exhibit to the Company's Annual Report on Form 10-K for the transition period ended November 30, 1992.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information this Prospectus incorporates). Requests for such copies should be directed to Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Robert E. Bosworth (Telephone: (423) 821-4571).

                                   THE COMPANY


          Chattem, Inc. (the "Company") is a diversified manufacturer and marketer of consumer products. Through its consumer products division, the Company manufactures and markets branded over-the-counter ("OTC") pharmaceuticals, such as GOLD BOND, FLEX-ALL 454, ICY HOT, PAMPRIN, PREMSYN PMS and NORWICH aspirin, and functional toiletries and cosmetics, including PHISODERM, CORN SILK, BULLFROG, ULTRASWIM, SUN-IN and MUDD.

          The Company's objective is to offer high quality brand name products in niche market segments in which the Company's products can be among the market leaders. The Company strives to achieve its objective by identifying brands with favorable demographic appeal, being flexible in modifying products and promotions in response to changing consumer demands and developing creative and cost-effective marketing and advertising programs. The Company manufactures substantially all of its consumer products.

          The Company anticipates that it will continue to expand through a combination of brand acquisitions and internal growth. Since 1986, the Company acquired eight brands, the most recent of which was GOLD BOND acquired April 29, 1996. Other brands acquired during this period include FLEX-ALL 454, ICY HOT, PHISODERM, BENZODENT, NORWICH, BULLFROG and ULTRASWIM. The Company's acquisition strategy is to identify brands that are embryonic or have unrealized potential, which can complement existing brands, and which can be among the leaders in attractive niche market segments. The Company also seeks internal growth with programs designed to capitalize on the value of existing brands and product line extensions such as the PHISODERM Antibacterial Handsoap to be introduced in mid-1996.

                               RECENT DEVELOPMENTS

          On June 11, 1993, the Company paid a special cash dividend ("Special Dividend") of $20.00 per share to holders of its common stock. In connection with the payment of the Special Dividend, the Company borrowed approximately $97.0 million under a $100.0 million senior secured bank agreement. The financing of the Special Dividend resulted in a substantial increase in the Company's total indebtedness.

          On June 17, 1994, the Company acquired a license to the PHISODERM trademark in the United States, Canada and Puerto Rico, together with certain other PHISODERM related assets from Sterling Winthrop Inc. Also on June 17, 1994, the Company sold units consisting of $75.0 million aggregate principal amount of 12.75% senior subordinated notes due 2004 (the "Notes") with five year warrants to purchase 417,182 shares of Company common stock at $7.15 per share and entered into a new credit agreement with a syndicate of banks to borrow up to $55.0 million. The proceeds of the financings were used to fund the PHISODERM acquisition and repay all existing indebtedness.

          On May 26, 1995, the Company completed the sale of its specialty chemicals division to privately-held Elcat, Inc. ("Elcat"). The Company received $25.0 million from the sale of the specialty chemicals division consisting of $20.0 million in cash and $5.0 million of 13.125% cumulative, convertible preferred stock of Elcat. The net cash proceeds were used to repay long-term debt of approximately $12.0 million.

          On April 24, 1996, the Company completed the sale of the trademarks BLIS-TO-SOL -Registered Trademark- and SOLSTICE -Registered Trademark-, including existing inventory of the two brands, to The Woolfoam Corporation. The purchase price for the trademarks was $1.2 million, consisting of $1.0 million in cash and $0.2 million in an unsecured note with the existing inventory to be purchased at cost.

          On April 29, 1996, the Company acquired from Martin Himmel Inc. a medicated skin care product line sold under the GOLD BOND-Registered Trademark-trademark. For this brand, the Company paid a total of $39.0 million in cash and $1.0 million of the Company's common stock comprised of 155,792 shares of common stock at $6.4188 per share. The assets acquired consist of the GOLD BOND trademark purchased for $38.0 million and certain inventory associated with the brand purchased for $2.0 million.

          In connection with the acquisition of GOLD BOND, the Company entered into new $61.5 million credit facilities with NationsBank, N.A., as agent for a syndicate of lenders (the "Credit Agreement"). The proceeds of the credit facilities were used to repay the Company's existing bank indebtedness and fund a portion of the purchase price for GOLD BOND. The purchase price for GOLD BOND was also funded by the private issuance of $5.5 million of the Company's common stock to certain affiliates and other investors. The price per share of $5.00 for the sale of such common stock was in excess of the average closing price for the 30 business days preceding the date of approval of the equity issuance. The Company received an opinion from an independent investment banking firm that the terms of sale of the common stock were fair to the Company's shareholders from a financial point of view. The net cash proceeds of the sale of BLIS-TO-SOL and SOLSTICE were also used to fund a portion of the purchase price for GOLD BOND.

          As of February 29, 1996, on a pro forma basis after giving effect to the acquisition of GOLD BOND, the divestiture of BLIS-TO-SOL and SOLSTICE, borrowings under the Credit Agreement, repayment of the Company's existing bank indebtedness, and the equity issuance of $6.5 million, the Company's total assets would have been $120,401,000, including inventories of $12,204,000, debt issuance costs of $4,069,000, and patents, trademarks and other purchased product rights of $68,620,000. The Company's long-term debt would have been $114,886,000 (including $2,006,000 in current maturities) and the Company's total shareholders' deficit would have been $11,098,000.

                                  RISK FACTORS

          The following factors should be carefully considered along with the other information contained in this Prospectus before purchasing the shares offered hereby:

LEVERAGE

          As of February 29, 1996, on a pro forma basis after giving effect to the acquisition of GOLD BOND, the divestiture of BLIS-TO-SOL and SOLSTICE, borrowings under the Credit Agreement, repayment of the Company's existing bank indebtedness, and the equity issuance of $6.5 million, the Company's long-term debt would have been $114,886,000 (including $2,006,000 in current maturities) and the Company's shareholders' deficit would have been $11,098,000.

          The degree to which the Company is leveraged could have important consequences, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited or become impaired; (ii) a portion of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) such indebtedness contains and will contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

RESTRICTIVE COVENANTS

          The Credit Agreement and the Indenture with respect to the Notes contain various operating covenants including, among others, restrictions on the ability of the Company to incur additional investments, and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Agreement also requires the Company to meet certain financial ratios and tests, including a minimum net worth test and a maximum leverage ratio, and the Indenture requires the Company to meet a certain minimum fixed charge coverage ratio before incurring senior bank indebtedness in excess of $50.0 million. Any failure of the Company to comply with the covenants contained in the Credit Agreement or the Indenture could result in an event of default under either the Credit Agreement or the Indenture which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

STATE LAW LIMITATIONS ON DISTRIBUTIONS

          Under the Tennessee Business Corporation Act, it is unlawful to make a distribution if, after giving effect to the transaction, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Distributions include any direct or indirect transfer of money or other property or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares and may be in the form of a dividend, a purchase, redemption or other acquisition of shares, a distribution of indebtedness or otherwise. The Company presently intends to retain earnings to finance future growth, service indebtedness and for general corporate purposes and does not presently intend to pay dividends on its capital stock. The Indenture and the Credit Agreement also restrict the payment of distributions.

COMPETITION

         The OTC pharmaceutical and functional toiletry products markets in which the Company competes are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. The Company's competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building market share at the expense of their competitors, including the Company. The private label or generic category has also become increasingly more competitive in certain of the Company's product markets. Another factor affecting the OTC pharmaceutical and toiletry products business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

GOVERNMENT REGULATION

          The Company's products are generally subject to governmental regulations, primarily those of the Federal Food and Drug Administration (the "FDA"). Certain of the Company's consumer products are regulated by the FDA as OTC drugs, with the rest of the products being regulated as "cosmetics." All such products must comply with FDA regulations governing the safety of the products themselves and the ingredients used in their manufacture. FDA regulations for all pharmaceuticals products also include requirements for product labeling and for adherence to "current good manufacturing practices."

          All of the Company's OTC drug products are regulated pursuant to the FDA's "monograph" system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations.

          The Company has supplied data to the FDA in connection with the OTC review process with respect to pyrilamine maleate, one of the three active ingredients used in the PAMPRIN and PREMSYN PMS products, to support the classification of pyrilamine maleate as a generally recognized safe and effective ingredient for menstrual relief products. Based on study results and marketing experience, the Company believes that further clinical testing of pyrilamine maleate may be required. Although the exact requirements of the final monographs cannot be predicted, it is possible that pyrilamine maleate will no longer be permitted to be indicated for relief from the "negative effects cluster," including tension and irritability. The Company has been actively monitoring the process and does not believe that its OTC drug brands will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitor in the menstrual product category.

          With regard to all of the Company's products, the FDA may revise applicable regulations or provide new interpretations of existing regulations which could necessitate product labeling changes, reformulation or other changes in the Company's products or the conduct of its business. While it is impossible to predict the impact of future FDA actions, to date the Company has not been adversely affected as a result of compliance with FDA or state regulations.

          In addition to the FDA regulations discussed above, the Company is subject to numerous other statutory and regulatory restrictions, including regulations relating to product packaging. As a result of product packaging regulations, in 1997 the Company will be required to repackage GOLD BOND medicated Anti-Itch Cream in child resistant packaging or reformulate the product.

          The Company is continually engaged in assessing compliance of its operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks, clean air rules and the likely designation of a site in the vicinity of the Company's manufacturing facility as a National Priorities List Superfund site.

PRODUCT LIABILITY AND INSURANCE

          An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. The Company has not had any claims in the past ten years and is not aware of any claims pending against the Company or its products that if adversely decided would have a material adverse effect on the Company. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company, through HBA Insurance Limited, its captive insurance company subsidiary, maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be cost-justified or sufficient to satisfy future claims, if any.

SEASONALITY

          During recent fiscal years, the Company's first quarter net sales and operating income have trailed the other fiscal quarters, accounting for less than 20% of annual sales and operating profit. The absence of major promotional campaigns during this period is a primary factor contributing to first quarter performance. Seasonality may become more significant due to the seasonality of GOLD BOND sales.

DEPENDENCE ON SENIOR MANAGEMENT

          The Company's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and Robert E. Bosworth, Executive Vice President and Chief Financial Officer. The loss of the services of either Messrs. Guerry or Bosworth could have an adverse effect on the Company.

VOLATILITY OF STOCK PRICE

          The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the results of the Company's operations, its leveraged financial position, general trends in the consumer products industry, the relative illiquidity of the Company's common stock and stock market conditions generally.

DIVIDEND POLICY

          The Company intends to retain its earnings, if any, for use in its operations and repayment of outstanding indebtedness and has no current intention of paying dividends to the holders of Common Stock. The Indenture and the Credit Agreement restrict the payment of dividends.

                           USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Shareholders.


                         SELLING SHAREHOLDERS

          The following table sets forth certain information with respect to the Selling Shareholders as of April 30, 1996:

                             SHARES BENEFICIALLY
                                    OWNED
                              PRIOR TO OFFERING      SHARES
                             ------------------       BEING       BENEFICIALLY OWNED    PERCENTAGE OWNED
NAME OF BENEFICIAL OWNER          NUMBER             OFFERED      AFTER OFFERING (1)    AFTER OFFERING(1)
- ------------------------         -------            --------      -----------------     -----------------
Martin Himmel Inc.               155,792            155,792             0                       (2)

Marvin Schwartz                  276,900            100,000          176,900                    2.1

Ronald C. Hart                    20,000             20,000             0                       (2)

Chattem, Inc. Pension Plan       100,000            100,000             0                       (2)

The Arthur S. DeMoss
     Foundation                  225,000            200,000           25,000                    (2)

Federal Express Sector Plus      563,800            200,000          363,800                    4.3

- ----------

(1) Assumes that all shares covered by this Prospectus are sold or otherwise disposed of and that no other shares are acquired or transferred by the persons listed in this table.

(2)     Less than 1.0%.

                           PLAN OF DISTRIBUTION

          It is anticipated that the Selling Shareholders may sell all or a portion of the shares offered by this Prospectus from time to time in one or more transactions on the NASDAQ National Market System at prevailing market prices or at prices related to prevailing market at the time of such sales, in block transactions, in negotiated transactions or by a combination of methods of offering. The Selling Shareholders may also make private sales at negotiated prices directly or through a broker or brokers. In connection with any such sales, the Selling Shareholders and any brokers or other agents participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them. The Selling Shareholders are not restricted as to the prices at which they may sell their shares or the number of shares that may be sold at any one time. The price and amount of shares sold by the

Selling Shareholders could reduce the market price of the Common Stock.

          The Company has informed the Selling Shareholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market and has furnished the Selling Shareholders with a copy of these Rules and has informed them of the possible need for delivery of copies of this Prospectus.

          The Company will pay all expenses incident to the offering and sale of the Common Stock to the public, other than commissions and discounts of underwriters, brokers, dealers or agents.

                               LEGAL OPINION

          The validity of the shares of the Company's Common Stock offered hereby has been passed upon for the Company by Miller & Martin, Chattanooga, Tennessee.

                                 EXPERTS

          The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference, and has been so incorporated in reliance upon the authority of said firm as experts in giving said report.

    No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer of any securities other than the Common Stock to which it relates or an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  __________________

                                  TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain
  Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

                                  __________________

                                    775,792 Shares


                                    CHATTEM, INC.


                                     Common Stock


                                  __________________


                                      PROSPECTUS

                                  __________________


                                     May __, 1996

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         All amounts are estimates except the SEC registration fee.


SEC registration fee . . . . . . . . . . . . . . .  $ 1,722
Accounting fees and expenses . . . . . . . . . . .    2,500
Legal fees and expenses. . . . . . . . . . . . . .    7,500
Printing and engraving expenses. . . . . . . . . .    2,500
Miscellaneous. . . . . . . . . . . . . . . . . . .    5,778
                                                    -------
    Total. . . . . . . . . . . . . . . . . . . . .  $20,000
                                                    -------

         The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14(1) of the Company's Amended and Restated Charter provides that no director of the Company shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iii) for distributions in violation of Section 48-18-304 of the Tennessee Code Annotated.

         Section 14(2) of the Company's Amended and Restated Charter further provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter "indemnitee") whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to endorse a right to indemnification under Section 14(3) of the Company's Amended and Restated Charter, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. This right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement expenses"); provided, however, that, if the Tennessee Business Corporation Act so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee shall be made only upon (i) delivery of written affirmation of the indemnitee's good faith belief that any applicable standard of conduct required by the Tennessee Business Corporation Act has been met, and (ii) delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise (an "undertaking").

         Under Section 14(3) of the Company's Amended and Restated Charter, if a claim is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit brought by the Company to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such a suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking the corporation shall be entitled to such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, as amended. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business

Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has failed to meet the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification or advancement expenses shall be on the Company.

         Section 14 (2) further provides that the rights to indemnification and to the advancement of expenses conferred therein shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Amended and Restated Charter or Amended and Restated By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

         Article II, Section 5 of the Company's By-Laws provides that any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the Company or at the request of the Company a director or officer or Audit Committee member of another corporation controlled by the Company, shall be indemnified by the Company to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  The following exhibits are filed as a part of this Registration
Statement:

 Exhibit
 Number            Description of Exhibit                         References
 -------           ----------------------                         ----------

    4              Restated Charter of Chattem, Inc.                  (1)

                   Amended and Restated By-Laws of                    (2)
                   Chattem, Inc.

    5              Opinion of Miller & Martin

   24              Consent of Independent Public Accountants

                   Consent of Miller & Martin
                   (included in opinion filed as Exhibit 5)

References:

Previously filed as an exhibit to and incorporated by reference from:

         (1)  Form 10-K for the year ended November 30, 1992.

         (2)  Form 10-K for the year ended November 30, 1993.

ITEM 17. UNDERTAKINGS


         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         The undersigned Company hereby undertakes (1) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430 (A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that it (1) shall file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 1, 1996.


                                       CHATTEM, INC.


                                       By: /s/ Robert E. Bosworth
                                           --------------------------
                                           Robert E. Bosworth
                                           Executive Vice President

                           POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Chattem, Inc., hereby severally constitute and appoint Zan Guerry and Robert E. Bosworth, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Chattem, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Title                        Date
         ---------                     -----                        -----

      /s/ Zan Guerry              Chairman of the               April 30, 1996
- ----------------------------        Board of Directors
        Zan Guerry                  and President
                                    (principal
                                    executive officer)

  /s/ Robert E. Bosworth          Executive Vice                April 30, 1996
- ----------------------------        President, Chief
    Robert E. Bosworth              Financial Officer
                                    and Director
                                    (principal
                                    financial officer)

   /s/ Louis H. Barnett           Director
- ----------------------------
     Louis H. Barnett                                           April 30, 1996

    /s/ Richard E. Cheney         Director                      April 30, 1996
- ----------------------------
      Richard E. Cheney

                                  Director                      April __, 1996
- ----------------------------
  Scott L. Probasco, Jr.

     /s/ Samuel E. Allen          Director                      April 30, 1996
- ----------------------------
       Samuel E. Allen

/s/ A. Alexander Taylor, II       Director                      April 30, 1996
- ----------------------------
    A. Alexander Taylor, II

                                  INDEX TO EXHIBITS

 Exhibit                                                       Sequentially
 Number                           Exhibit                      Numbered Page
 ------                           -------                      -------------
  5.1           Opinion of Miller & Martin . . . . . . . .

 24.2           Consent of Arthur Andersen LLP . . . . . .